Exhibit 99.2

ONVIA.COM, INC.

RETAINS INVESTMENT BANKING FIRM TO ASSIST IN EVALUATION OF
STRATEGIC ALTERNATIVES

Seattle, Washington, November 18, 2002 – Onvia.com, Inc. (Nasdaq:ONVI) announced today that its Board of Directors has re-engaged the investment banking firm of Broadview International LLC to assist in conducting a review of all of the company’s strategic alternatives for maximizing stockholder value, including a possible sale of the company. Onvia’s prior engagement with Broadview ended in July 2002. The company noted that there is no assurance that any transaction would result from its review. Any strategic alternative would need the approval of the company’s directors who hold 48.4% of the company’s outstanding common stock and, depending on the nature of the alternative approved, may also require the approval of the company’s shareholders.

On November 14, 2002, DGR Enterprises, Inc., a group that includes Onvia’s former CEO, Glenn Ballman, increased its prior unsolicited proposal to acquire Onvia from $2.75 per share to $3.50 per share. Onvia will not respond to this offer by DGR Enterprise’s deadline of 5 o’clock, November 18. If DGR Enterprises extends the offer, Onvia’s Board of Directors will request that Broadview review this proposal as well as all other strategic alternatives for maximizing stockholder value.

About Onvia

Onvia.com, Inc. helps businesses secure government contracts and government agencies find suppliers online. Onvia assists businesses in identifying and responding to bid opportunities from more than 50,000 government purchasing offices in the $600 billion federal, state, and local government marketplace. Onvia also manages the distribution and reporting of requests for proposals and quotes from more than 400 government agencies nationwide. The size and strength of Onvia’s network allows suppliers and agencies to find better matches quickly, saving time and money. For more information, contact Onvia.com, Inc.: 1260 Mercer St., Seattle, WA 98109. Tel: 206-282-5170, fax: 206-373-8961, or visit www.onvia.com. For investor relations questions, please e-mail InvestorRelations@onvia.com.

This release contains, in addition to historical information, forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and involve risks and uncertainties, including statements with respect to the possible sale of the company. There can be no assurance that any transaction, including the sale of Onvia, will result from the engagement of Broadview or the Board of Directors’ examination of strategic alternatives. We have no current plan to update these statements. Actual events may differ substantially from what we say today and no one should assume at a later date that the forward-looking statements provided herein are still valid.

For a detailed discussion of these and other cautionary statements, please refer to Onvia’s filings with the Securities and Exchange Commission (SEC) including Onvia’s Annual Report on Form 10-K for the year ended December 31, 2001, Onvia’s Quarterly Report on Form 10-Q for the third quarter of 2002, and Onvia’s Proxy Statement filed with the SEC on June 27, 2002.

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